SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BANKFINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 22, 2007

Dear Fellow Stockholder:

On behalf of the Board of Directors of BankFinancial Corporation (the “Company”), I cordially invite you to attend our 2007 Annual Meeting of Stockholders. The meeting will be held at the Holiday Inn Chicago – Willowbrook, 7800 Kingery Highway, Willowbrook, Illinois, on Tuesday, June 26, 2007, at 11:00 A.M., Chicago, Illinois Time.

At the Annual Meeting, our stockholders will vote on the election of two directors, and the ratification of the engagement of Crowe Chizek and Company LLC as the independent registered public accounting firm of the Company for the year ending December 31, 2007.

The Board of Directors, acting on the recommendations of the Corporate Governance and Nominating Committee, has nominated John M. Hausmann and Glen R. Wherfel to serve as directors of the Company for three-year terms. Each nominee is a current director of the Company and our banking subsidiary, BankFinancial, F.S.B.

The Board of Directors recommends that you vote FOR ALL in the election of the two director nominees, and FOR the ratification of the engagement of Crowe Chizek.

We are enclosing a Proxy Statement and our 2006 Annual Report for your review and consideration, as well as a proxy card for your use in voting your shares of the Company’s common stock.

Whether or not you plan to attend the Annual Meeting, please read the Proxy Statement, and then complete, sign and date the proxy card and return it to us in the enclosed postage-paid envelope as promptly as possible. As an alternative, you may authorize the voting of your shares by proxy by following the Internet and telephone proxy authorization instructions appearing on the proxy card.

By voting your shares promptly, you will help the Company reduce the time and expense of soliciting proxies, and will also ensure that your shares are represented at the Annual Meeting.

Thank you in advance for your attention to this important matter. We are most appreciative of your continued interest and support as stockholders of the Company, and as valued customers of BankFinancial, F.S.B.

Very truly yours,

/s/ F. Morgan Gasior
F. Morgan Gasior
Chairman and Chief Executive Officer

BANKFINANCIAL CORPORATION

15W060 North Frontage Road

Burr Ridge, Illinois 60527

(630) 242-7700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 26, 2007

To the Stockholders of BankFinancial Corporation:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of BankFinancial Corporation, a Maryland corporation, will be held at the Holiday Inn Chicago – Willowbrook, 7800 Kingery Highway, Willowbrook, Illinois, on Tuesday, June 26, 2007, at 11:00 A.M., Chicago, Illinois Time, and any adjournments or postponements thereof.

The purpose of the Annual Meeting is to consider and act upon the following, as described more fully in the accompanying Proxy Statement:

1.	To elect two directors for a three-year term and until their successors are elected and qualify;

2.	To ratify the engagement of Crowe Chizek and Company LLC as the independent registered public accounting firm of the Company for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof. The Board of Directors and management are not aware of any other such business.

Accompanying this Notice of Annual Meeting are a Proxy Statement, our 2006 Annual Report, and a proxy card for your use in authorizing the voting of your shares of BankFinancial Corporation common stock by proxy.

The Board of Directors has fixed the close of business on May 11, 2007, as the voting record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or any such adjournments or postponements. In the event that there are not sufficient votes to establish a quorum or to approve the proposals to be considered at the Annual Meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on the date or dates to which the Annual Meeting may be adjourned or postponed.

By Order of the Board of Directors

/s/ James J. Brennan
James J. Brennan
Secretary

Burr Ridge, Illinois

May 22, 2007

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY AUTHORIZE THE VOTING OF YOUR SHARES BY PROXY BY FOLLOWING THE INTERNET AND TELEPHONE PROXY AUTHORIZATION INSTRUCTIONS APPEARING ON THE PROXY CARD. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY TAKING THE ACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

2007 PROXY STATEMENT

TABLE OF CONTENTS

i

PROXY STATEMENT

BankFinancial Corporation

15W060 North Frontage Road

Burr Ridge, Illinois 60527

ANNUAL MEETING OF STOCKHOLDERS

June 26, 2007

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of BankFinancial Corporation of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held at the Holiday Inn Chicago – Willowbrook, 7800 Kingery Highway, Willowbrook, Illinois, on Tuesday, June 26, 2007, at 11:00 A.M., Chicago, Illinois Time, and any adjournments or postponements thereof.

This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being mailed to the stockholders of BankFinancial Corporation on or about May 24, 2007. Whether or not you plan to attend the Annual Meeting, please read this Proxy Statement, and then complete, date and sign your proxy card and return it to us in the accompanying envelope as promptly as possible. No postage is necessary if you mail it in the United States. You may also authorize the voting of your shares by proxy by following the Internet and telephone proxy authorization instructions appearing on the proxy card.

An Annual Report for the year ended December 31, 2006, which contains audited consolidated financial statements and other information pertaining to BankFinancial Corporation, accompanies this Proxy Statement.

The Company

BankFinancial Corporation, a Maryland corporation headquartered in Burr Ridge, Illinois, became the owner of all of the issued and outstanding capital stock of BankFinancial, F.S.B. (the “Bank”) on June 23, 2005, when we consummated a plan of conversion and reorganization that the Bank and its predecessor holding companies, BankFinancial MHC, Inc. (“BankFinancial MHC”) and BankFinancial Corporation, a federal corporation, adopted on August 25, 2004. BankFinancial Corporation, the Maryland corporation, was organized in 2004 to facilitate the mutual-to-stock conversion, and to become the holding company for the Bank upon the completion of the mutual-to-stock conversion.

BankFinancial Corporation, the Maryland corporation, did not engage in any business prior to, and the separate corporate existences of BankFinancial MHC and BankFinancial Corporation, the federal corporation, ceased upon, the completion of the mutual-to-stock conversion on June 23, 2005. Consequently, the words “Company,” “we” and “our,” as used in this Proxy Statement, are intended to refer to BankFinancial MHC, BankFinancial Corporation, the federal corporation, and their subsidiaries with respect to matters and time periods occurring on or before June 23, 2005, and to BankFinancial Corporation, the Maryland corporation, and its subsidiaries with respect to matters and time periods occurring after that date.

Why am I receiving this Proxy Statement and proxy card?

You are receiving this Proxy Statement and a proxy card from us because at the close of business on May 11, 2007, the record date for the Annual Meeting, you owned shares of the Company’s common stock. This Proxy Statement describes the matters that will be presented for consideration by the Company’s stockholders at the Annual Meeting. It also gives you information concerning the matters to be considered at the Annual Meeting to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the Annual Meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, you should complete, sign and return your proxy card in advance of the Annual Meeting in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the Annual Meeting that is not identified on the proxy card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her discretion.

What matters will be voted on at the Annual Meeting?

You are being asked to vote on the election of two directors of the Company and the ratification of the engagement of Crowe Chizek and Company LLC (“Crowe Chizek”) as the independent registered public accounting firm of the Company for the year ending December 31, 2007. These matters are more fully described in this Proxy Statement.

How do I vote?

You may use the mail, the telephone or the Internet to authorize the voting of your shares by proxy, or you may vote your shares in person at the Annual Meeting.

To use the mail to authorize the voting of your shares by proxy, please complete and sign the enclosed proxy card and mail it back to us in the enclosed pre-addressed envelope. No postage is required if the envelope is mailed in the United States.

To use the telephone or the Internet to authorize the voting of your shares by proxy, please follow the instructions appearing on your proxy card.

To vote in person, you must come to the Annual Meeting. We will distribute written ballots to anyone who wants to vote at the Annual Meeting. Please note, however, that if your shares are held in the name of your broker (or in what is usually referred to as “street name”), you will need to arrange to obtain a proxy from your broker in order to vote in person at the Annual Meeting.

If you mark your proxy card to indicate how you want your shares voted, and you sign and return your proxy card in the manner provided in this Proxy Statement, your shares will be voted as you instruct. If you sign and return your proxy card, but do not mark the proxy card to provide voting instructions, the shares represented by your proxy card will be voted “FOR ALL” the director nominees named in this Proxy Statement and “FOR” the ratification of the engagement of Crowe Chizek.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this Proxy Statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares. It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers may generally vote on routine matters, such as the election of directors, but cannot vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote particular shares on matters on which your broker does not have discretionary authority to vote, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as described below under “How many votes are needed for each proposal?” Therefore, we encourage you to provide directions to your broker as to how you want your shares voted on the matters to be brought before the Annual Meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures so that your shares will be voted at the Annual Meeting.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•

signing another proxy card with a later date and returning the new proxy card by mail to our stock transfer agent and registrar, Computershare Trust Company, Inc., or by sending it to us to the attention of the Secretary of the Company, provided that, in each case, the new proxy card is actually received by the Secretary before the polls close;

•	sending notice addressed to the attention of our the Secretary of the Company that you are revoking your proxy, provided that the notice is actually received by the Secretary before the polls close;

•	following the instructions for telephone or Internet voting appearing on your proxy card; or

•	voting in person at the Annual Meeting in accordance with the established voting rules and procedures.

If you hold your shares in the name of a broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

Please mail any new proxy cards to Computershare Trust Company at P.O. Box 2702, Chicago, Illinois 60690. You may send the above notice or new proxy card to us as follows: BankFinancial Corporation, 15W060 North Frontage Road, Burr Ridge, Illinois 60527, Attention: James J. Brennan, Secretary.

How many votes do we need to hold the Annual Meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. Abstentions and broker non-votes are considered present at the Annual Meeting and are counted in determining whether or not a quorum is present.

Shares are counted as present at the Annual Meeting if the stockholder either:

•	is present and votes in person at the Annual Meeting; or

•	has properly submitted a signed proxy form or other proxy.

At the close of business on May 11, 2007, the record date, there were 23,175,176 shares of the Company’s common stock, par value $0.01, issued and outstanding. Therefore, at least 11,587,589 shares need to be present at the Annual Meeting in person or by proxy in order to hold the Annual Meeting and conduct business.

What happens if a nominee is unable to stand for election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for the substitute nominee designated by the Board of Directors. Proxies cannot be voted for more than two nominees. We have no reason to believe that any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may mark the “FOR ALL” box on your proxy card to vote for all director nominees, mark the “FOR ALL EXCEPT” box on your proxy card to vote for all nominees other than any nominee that you specify on your proxy card, or mark the “WITHHOLD ALL” box to withhold your vote for all director nominees. You may mark either the “FOR,” “AGAINST” or “ABSTAIN” box with respect to the ratification of the engagement of Crowe Chizek.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this Proxy Statement indicates the number of shares owned by an account attributable to you.

Are there any limits on the voting of shares?

As provided in Section F of Article 6 of the Company’s Charter, record holders who beneficially own in excess of 10% of the outstanding shares of the Company’s common stock are not entitled to vote any shares held in excess of this 10% limit. Subject to certain exceptions, a person is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person. The Board of Directors of the Company is authorized to construe and apply the provisions of Section F of Article 6 of the Charter, and to make all determinations it deems necessary or desirable to implement them, including determining the number of shares beneficially owned by any person and whether a person is an affiliate of or has an arrangement or agreement with another person, and to demand certain information from any person who is reasonably believed to beneficially own stock in excess of the 10% limit and reimbursement for all expenses incurred by the Company in connection with an investigation conducted by the Board of Directors pursuant to the provisions of Article 6, Section F of the Charter.

How many votes are needed for each proposal?

The two individuals receiving the highest number of votes cast “FOR” their election will be elected as directors of the Company. In order for the ratification of the engagement of Crowe Chizek as the independent registered public accounting firm of the Company for the year ending December 31, 2007 to be approved, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting, in person or by proxy. Broker non-votes or proxies marked ABSTAIN will have no effect on the outcome of the election of directors or the ratification of the engagement of Crowe Chizek.

Each share of the Company’s common stock is entitled to one vote on all matters submitted to the stockholders. Shares represented by broker non-votes and abstentions are considered present at the Annual Meeting for the purposes of determining whether or not a quorum is present, but are not considered votes cast.

Where do I find the voting results of the Annual Meeting?

We intend to announce voting results at the Annual Meeting or at any postponements or adjournments thereof. The voting results will also be disclosed in the Quarterly Report on Form 10-Q that we will file with the Securities and Exchange Commission for the quarter ending June 30, 2007.

Who bears the cost of soliciting proxies?

The Company will pay all costs of soliciting proxies. The Company has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies for a fee of $8,500, plus reimbursable out-of-pocket expenses and telephone solicitation fees. In addition, we may also use our officers and employees to solicit proxies either personally, or by telephone, e-mail, the Internet, letter or facsimile. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote “FOR ALL” the director nominees and “FOR” the ratification of the engagement of Crowe Chizek.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The Charter of the Company fixes the initial number of directors at seven, and provides that the Board of Directors shall be divided into three classes. Our Bylaws establish the initial terms of office for each class of directors, and provide that, commencing with the 2006 annual meeting, directors are elected for a term of office that will expire at the third succeeding annual meeting of stockholders following their election, with each director to hold office until his or her successor is duly elected and qualifies.

At the Annual Meeting, the stockholders of the Company will be requested to elect one class of directors consisting of two directors. The Corporate Governance and Nominating Committee of the Board of Directors has recommended, and the Board of Directors has nominated, John M. Hausmann and Glen R. Wherfel, each of whom currently serves as a director of the Company and the Bank, for election as directors in this class of directors, for a term of office that will expire at our annual meeting of stockholders in 2010 and until their successors are duly elected and qualify.

The proxies solicited on behalf of the Board of Directors will be voted at the Annual Meeting FOR the election of the above two nominees as directors, provided that your proxy will not be voted in favor of any nominee for which your proxy vote has been withheld. If a nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the shares represented by all such proxies will be voted for the election of such replacement nominee as the Board of Directors, acting on the recommendation of the Corporate Governance and Nominating Committee, may designate. At this time, the Board of Directors knows of no reason why any of the nominees might be unable or unwilling to stand for election as a director, or to serve as a director if elected.

The table below sets forth certain information, as of May 22, 2007, regarding the nominees and the continuing members of our Board of Directors, including their years of service, ages and terms of office. Except as indicated elsewhere in this Proxy Statement, there are no arrangements or understandings between any of the directors or nominees and any other person pursuant to which such directors or nominees were selected.

Name	Age	Position(s) Held in the Company	Director Since (1)	Term of Class to Expire
NOMINEES
John M. Hausmann, C.P.A.	52	Director	1990	2007
Glen R. Wherfel, C.P.A.	57	Director	2001	2007

CONTINUING DIRECTORS
F. Morgan Gasior	43	Chairman of the Board, Chief Executive Officer and President	1983	2008
Joseph A. Schudt	69	Director	1992	2008
Cassandra J. Francis	41	Director	2006	2009
Sherwin R. Koopmans	65	Director	2003	2009
Terry R. Wells	48	Director	1994	2009

(1)	For each director, denotes the earlier of the year the individual became a director of the Bank or the year the individual became a director of the Company or its predecessors, BankFinancial MHC and BankFinancial Corporation, the federal corporation. Except for Glen R. Wherfel and Cassandra J. Francis, each individual has served as a director of the Company since its formation in 2004. Mr. Wherfel was appointed to the Board of Directors of the Company on May 18, 2006, to fill the vacancy created by the death of Dr. Kenneth Cmiel, and Ms. Francis was appointed to the Board of Directors of the Company on September 27, 2006, to fill the vacancy created by the resignation of former Director Patrick I. Hartnett.

Nominees

The business experience for at least the past five years of each nominee for election to the Board of Directors is set forth below.

John M. Hausmann, C.P.A. Mr. Hausmann has been a self-employed certified public accountant since 1980. Prior to that time, he was an accountant with Arthur Andersen. Mr. Hausmann is a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountant Society. He has been a director of the Company since its formation in 2004, and of the Bank since 1990. He was a director of the Company’s predecessors, BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 1999 to 2005. Mr. Hausmann is the Chairman of the Audit Committees of the Company and the Bank, and is a member of the Executive Committees and the Human Resources Committees of the Company and the Bank.

Glen R. Wherfel, C.P.A. Mr. Wherfel has been a principal in the accounting firm of Wherfel & Associates since 1984. Mr. Wherfel was a director of Success National Bank from 1993 to 2001, and of Success Bancshares from 1998 to 2001. He was the Chairman of Success National Bank’s Loan Committee and a member of its Asset Liability Management Committee. Mr. Wherfel has been a director of the Company since 2006, and of the Bank since 2001. Mr. Wherfel is a member of the Asset Quality Committee of the Bank.

The Board of Directors recommends a vote “FOR” each of the above nominees.

Continuing Directors

The business experience for at least the past five years of each continuing member of the Board of Directors is set forth below.

F. Morgan Gasior. Mr. Gasior has served as Chairman of the Board, Chief Executive Officer and President of the Company since its formation in 2004, and of the Bank since 1989, and as a director of the Bank since 1983. He held the same positions with the Company’s predecessors, BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 1999 to 2005. Mr. Gasior has been employed by the Bank in a variety of positions since 1984, and became a full-time employee in 1988 when he was appointed as Executive Vice President and Chief Operating Officer. Mr. Gasior serves as the Chairman of the Executive Committees of the Company and the Bank, and is a member of the Asset Quality Committee of the Bank. He was also a director and officer of Financial Assurance Services from 1989 through 2003. Mr. Gasior is licensed as an attorney in the States of Illinois and Michigan, but he does not actively practice law.

Cassandra J. Francis. Ms. Francis has served in various management positions with U.S. Equities Development, L.L.C. since 1995, and currently holds the office of Senior Vice President. Ms. Francis is a member of the American Institute of Certified Planners and is licensed as a real estate broker in the States of Illinois and Indiana. She is also a member of the Board of Directors of the Center for Urban Real Estate at the University of Illinois at Chicago. Ms. Francis has been a director of the Company and Bank since 2006, and is a member of the Asset Liability Management Committee of the Bank and the Corporate Governance and Nominating Committee of the Company.

Sherwin R. Koopmans. Mr. Koopmans has been actively involved in the banking industry since 1964, including service in senior management positions with the Federal Deposit Insurance Corporation and the Resolution Trust Corporation. Since retiring from government service in December 1995, Mr. Koopmans has performed short-term consulting engagements on banking and deposit insurance issues for private clients, including several European, Asian and South American countries. Mr. Koopmans is currently retired. He was a director of Success Bancshares and its wholly owned subsidiary, Success National Bank, from 1997 until 2001, and was the Chairman of Success Bancshares’ Executive Committee and Asset/Liability Management Committee and a member of its Audit Committee and Human Resources Committee. Mr. Koopmans has been a director of the Company since its formation in 2004, and of the Bank since 2004. He was a director of the Company’s predecessors, BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 2003 to 2005. He also served as a director of Financial Assurance Services, a subsidiary of the Bank, from 2001 to 2003. Mr. Koopmans is the Chairman of the Asset Liability Management Committee of the Bank, and is the Chairman of the Corporate Governance and Nominating Committee of the Company, a member of the Human Resources Committees and Executive Committees of the Company and the Bank, and the Audit Committee of the Company.

Joseph A. Schudt. Mr. Schudt served as the Principal Partner and President of Joseph A. Schudt & Associates, a professional engineering firm based in Frankfort, Illinois, specializing in engineering design, environmental analyses and land surveying, from 1972 to 2004. Mr. Schudt currently serves as a Vice President of Joseph A. Schudt & Associates. Mr. Schudt is licensed as a professional engineer in seven states, including Illinois. He has been a director of the Company since its formation in 2004, and of the Bank since 1992. He was a director of the Company’s predecessors, BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 1999 to 2005. Mr. Schudt is the Chairman of the Asset Quality Committee of the Bank and of the Human Resources Committees of the Company and the Bank, a member of the Executive Committees of the Company and the Bank and is a member of the Corporate Governance and Nominating Committee of the Company.

Terry R. Wells. Mr. Wells has served as the Mayor of the Village of Phoenix, Illinois since 1993. Mr. Wells has also taught history and social studies since 1981 at the elementary and high school levels, and presently teaches U.S. History at Thornton Township High School in Harvey, Illinois. Mr. Wells serves on the Executive Committee of the South Suburban Mayors and Managers Association. He is also a member of the Board of Directors of Pace, a Division of the Regional Transportation Authority, and the Board of Trustees of South Suburban College. Mr. Wells has been a director of the Company since its formation in 2004, and of the Bank since 1994. He was a director of the Company’s predecessors, BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 1999 to 2005. Mr. Wells is a member of the Audit Committees and the Human Resources Committees of the Company and the Bank and is also a member of the Corporate Governance and Nominating Committee of the Company.

Director Independence

The Board of Directors has determined that, except for F. Morgan Gasior, who serves as the Chairman, Chief Executive Officer and President of the Company, each of the Company’s directors is “independent” as defined in Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market.

Executive Officers Who Are Not Directors

Set forth below is information, as of May 11, 2007, regarding the principal occupations for at least the past five years of the individuals who serve as executive officers of the Company and/or the Bank and who do not serve as directors of the Company or the Bank. All executive officers of the Company and the Bank are appointed annually by their respective Boards of Directors and serve until their successors are elected and qualify. No executive officer identified below is related to any director or other executive officer of the Company or the Bank. Except as indicated elsewhere in this Proxy Statement, there are no arrangements or understandings between any officer identified below and any other person pursuant to which any such officer was selected as an officer.

Gregg T. Adams. Age 48. Mr. Adams has served as the Executive Vice President of the Marketing and Sales Division of the Bank since 2001, and was the Senior Vice President of the Marketing and Sales Division from 2000 to 2001. Mr. Adams joined the Bank in 1986, and has served in various positions with the Bank and its former real estate subsidiary, Financial Properties, Inc., including as Vice President of Marketing Development.

James J. Brennan. Age 56. Mr. Brennan has served as the Secretary and General Counsel of the Company since its formation in 2004, and of the Bank, BankFinancial Corporation, a federal corporation, and BankFinancial MHC from 2000 to 2005. Mr. Brennan also serves as the Executive Vice President of the Corporate Affairs Division of the Company and the Bank. Mr. Brennan was a practicing attorney from 1975 until 2000. Prior to joining the Bank and its parent companies, he was a partner in the law firm of Barack Ferrazzano Kirschbaum Perlman & Nagelberg, Chicago, Illinois, and was the Co-Chairman of the firm’s Financial Institutions Group and a member of its Management Committee. Mr. Brennan is also a director of Financial Assurance Services.

Christa N. Calabrese. Age 58. Ms. Calabrese has served as the President of the Bank’s Northern Region since 2001. She served as the Chief Lending Officer of Success National Bank from 1992 until it was acquired by the Company in 2001, and during that time she held the offices of Executive Vice President and Senior Vice President. Ms. Calabrese was an Asset Specialist with the Resolution Trust Corporation from 1990 to 1992, and held commercial lending positions with several Chicago area community banks from 1969 to 1990.

Paul A. Cloutier, C.P.A. Age 43. Mr. Cloutier has served as the Chief Financial Officer and Treasurer of the Company since its formation in 2004, of the Bank since 1991, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 1999 to 2005. Mr. Cloutier also serves as the Executive Vice President of the Finance Division of the Company and the Bank. He is a registered certified public accountant in the State of Michigan and is a member of the American Institute of Certified Public Accountants. Prior to joining the Bank and its parent companies, he was a Senior Tax Associate with Coopers & Lybrand.

Mark W. Collins. Age 56. Mr. Collins has served as the Executive Vice President of the Information Systems Division of the Bank since 2004. Mr. Collins joined the Bank on a full-time basis in 2002, and became a Vice President in the Information Systems Division in 2003. Prior to joining the Bank, Mr. Collins was employed in the Information Systems Division of Standard Federal Bank, Chicago, Illinois, and its successor, TCF Bank, from 1972 to 1998, and served as the Director of Information Systems of Standard Federal Bank from 1994 to 1997.

John G. Manos. Age 46. Mr. Manos has served as the President of the Bank’s Southern Region since 2006. He has held various positions with the Bank since 1999, including Senior Vice President and Vice President and Senior Vice President of Regional Commercial Banking. Prior to joining the Bank, Mr. Manos was the Manager – Commercial Lending for Preferred Mortgage Associates.

Robert J. O’Shaughnessy. Age 68. Mr. O’Shaughnessy has served as the Chief Credit Officer of the Company since its formation in 2004, of the Bank since 1999, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 1999 to 2005. Mr. O’Shaughnessy also serves as the Executive Vice President of the Operations Division of the Company and the Bank. Mr. O’Shaughnessy has been actively involved in the banking industry since 1964, including service as chief lending officer and other senior positions with several Chicago area commercial banks, and as the principal in R.J. O’Shaughnessy & Company, a consulting firm that specialized in loan review, the evaluation of credit standards and processes and general bank consulting.

Patricia M. Smith. Age 44. Ms. Smith has served as the Executive Vice President of the Human Resources Division of the Company since its formation in 2004, and of the Bank since 2002, and she was the Senior Vice President of the Human Resources Division of the Bank from 2001 to 2002. Before joining the Bank, Ms. Smith held various human resources positions with Old Kent Bank, and with Heritage Bank and its successor, First Midwest Bank.

Donald F. Stelter. Age 54. Mr. Stelter has served as the Executive Vice President of the General Services Division of the Bank since 2001, and was the Senior Vice President of the General Services Division of the Bank from 2000 to 2001. Mr. Stelter held various positions with Financial Properties, Inc., a former subsidiary of the Bank, between 1987 and 2001, and served as its Senior Vice President from 1996 to 2001. Mr. Stelter is also the President of BF Asset Recovery Corporation, a special asset holding subsidiary of the Bank.

Thad F. Stewart. Age 45. Mr. Stewart has served as the Executive Vice President of the Internal Audit Division of the Company since its formation in 2004, of the Bank since 2001, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 2001 to 2005. He was the Senior Vice President of the Internal Audit Division of the Bank from 1997 to 2001, and of BankFinancial MHC and BankFinancial Corporation, a federal corporation, from 1999 to 2001. Prior to joining the Bank, Mr. Stewart was an internal audit officer with several Chicago area financial institutions.

BENEFICIAL OWNERSHIP OF COMMON STOCK

BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 11, 2007, certain information as to the beneficial ownership of shares of the Company’s common stock by: (i) those persons or entities known by the Company to beneficially own more than 5% of the Company’s outstanding shares of common stock; (ii) each director and nominee for election as director; (iii) each executive officer of the Company and/or the Bank, based on public filings as of that date; and (iv) all directors and executive officers of the Company and the Bank as a group. The address for each individual listed below is: c/o BankFinancial Corporation, 15W060 North Frontage Road, Burr Ridge, Illinois 60527. An asterisk denotes beneficial ownership of less than one percent.

Name and Address of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Shares of Common Stock Outstanding
BankFinancial F.S.B. Employee Stock Ownership Plan Trust 2321 Kochs Lane Quincy, Illinois 62305	1,957,300		8.45%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, Illinois 60605	1,862,911		8.04
Oz Management, L.L.C. 9 West 57th Street, 39th Floor New York, New York 10019	1,671,028		7.21
Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	1,588,300		6.85
Directors and Nominees
Cassandra J. Francis	10,000	(2)	*
Sherwin R. Koopmans	48,000	(3)	*
Terry R. Wells	47,000	(4)	*
John M. Hausmann	55,000	(5)	*
F. Morgan Gasior	255,714	(6)	1.10
Joseph A. Schudt	89,793	(7)	*
Glen R. Wherfel	50,000	(8)	*
Executive Officers of the Company and/or the Bank:
James J. Brennan	148,555	(9)	*
Paul A. Cloutier	136,856	(10)	*
Robert O’Shaughnessy	129,655	(11)	*
Patricia M. Smith	23,098	(12)	*
Thad F. Stewart	18,876	(13)	*
Christa N. Calabrese	33,820	(14)	*
John G. Manos	90,486	(15)	*
Gregg T. Adams	40,224	(16)	*
Mark W. Collins	47,239	(17)	*
Donald F. Stelter	36,221	(18)	*
All Directors and Executive Officers as a Group (17 persons)	1,260,537		5.44%

Footnotes on following page.

(1)	The information reflected in this column is based upon information furnished to us by the persons named above and the information contained in the records of our stock transfer agent. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)	Includes 8,000 shares of unvested restricted stock held in Ms. Francis’ name. Ms. Francis expects to comply with the Company’s Board of Directors Share Ownership Guidelines on or before September 27, 2007, the first anniversary of her appointment to serve as a director of the Company.

(3)	Includes 22,400 shares of unvested restricted stock held in Mr. Koopmans’ name.

(4)	Includes 25,600 shares of unvested restricted stock held in Mr. Wells’ name.

(5)	Includes 32,000 shares of unvested restricted stock held in Mr. Hausmann’s name.

(6)	Includes 11,358 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,856 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 150,000 shares of unvested restricted stock held in Mr. Gasior’s name. Also includes 72,500 shares held in trust for Mr. Gasior’s spouse and 2,500 shares held by Mr. Gasior’s spouse’s individual retirement account. Mr. Gasior disclaims beneficial ownership of these 75,000 shares.

(7)	Includes 32,000 shares of unvested restricted stock held in Mr. Schudt’s name. Also, includes 11,969 shares held in trust and 23,621 shares held by an individual retirement account. In addition, includes 5,432 shares held by Mr. Schudt’s spouse’s individual retirement account; Mr. Schudt disclaims beneficial ownership of these shares.

(8)	Includes 20,000 shares of unvested restricted stock held in Mr. Wherfel’s name. Also, includes 25,000 shares held in trust.

(9)	Includes 61,399 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,856 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 60,000 shares of unvested restricted stock held in Mr. Brennan’s name. Also includes 300 shares held by Mr. Brennan’s spouse; Mr. Brennan disclaims beneficial ownership of these shares.

(10)	Includes 1,856 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan. Also, includes 60,000 shares of unvested restricted stock held in Mr. Cloutier’s name.

(11)	Includes 16,397 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,856 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 63,750 shares of unvested restricted stock held in Mr. O’Shaughnessy’s name.

(12)	Includes 6,541 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,557 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 12,000 shares of unvested restricted stock held in Ms. Smith’s name.

(13)	Includes 2,234 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,643 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 12,000 shares of unvested restricted stock held in Mr. Stewart’s name.

(14)	Includes 6,964 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,856 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 20,000 shares of unvested restricted stock held in Ms. Calabrese’s name.

(15)	Includes 14,850 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,856 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 8,000 shares of unvested restricted stock held in Mr. Manos’ name. Also includes 3,805 shares held by Mr. Manos’ spouse as custodian under the Uniform Transfers to Minors Act and 42,495 shares held by an Illinois general partnership in which Mr. Manos holds a minority interest. Mr. Manos disclaims beneficial ownership of these shares.

(16)	Includes 16,368 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,856 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 17,600 shares of unvested restricted stock held in Mr. Adams’ name.

(17)	Includes 27,457 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,782 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 14,400 shares of unvested restricted stock held in Mr. Collins’ name.

(18)	Includes 19,301 shares held by the BankFinancial and Subsidiaries Associate Investment Plan, 1,821 shares held by the BankFinancial, F.S.B. Employee Stock Ownership Plan and 12,000 shares of unvested restricted stock held in Mr. Stelter’s name. Also includes 100 shares owned by Mr. Stelter’s daughter. Mr. Stelter disclaims beneficial ownership of these shares.

The Company does not have any equity compensation program that was not approved by its stockholders, other than its employee stock ownership plan (the “ESOP”).

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors, and beneficial owners of greater than 10% of the outstanding shares of our common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director or 10% beneficial owner fails to file these reports on a timely basis. Based on our review of ownership reports required to be filed for the year ended December 31, 2006, no executive officer, director or 10% beneficial owner of shares of our common stock failed to file any required ownership report on a timely basis.

CODE OF ETHICS

We have adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. A copy of our Code of Ethics was previously filed as Exhibit 14 to our Annual Report on Form 10-K for the year ended December 31, 2005. We have also adopted a Code of Business Conduct, pursuant to the listing standards of the NASDAQ Stock Market, that applies generally to our directors, officers, and employees.

BOARD COMMITTEE REPORTS, POLICIES AND PROCEDURES

Meetings and Committees of the Board of Directors

Board of Directors and Committees. The business of the Company is conducted at regular and special meetings of the Board of Directors and its committees. In addition, the “independent” members of the Board of Directors, as defined in Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market, meet in executive sessions. The standing committees of the Board of Directors of the Company are the Executive, Audit, Corporate Governance and Nominating, and Human Resources Committees. During the year ended December 31, 2006, the Board of Directors of the Company met concurrently with the Board of Directors of the Bank at 12 regular meetings and 2 special meetings. No member of the Board of Directors or any Board committee attended less than 75% of these meetings.

Executive Committee. The Executive Committee is authorized to act with the same authority as the Board of Directors between meetings of the Board of Directors, subject to certain limitations contained in the Bylaws of the Company. Messrs. Gasior (Chairman), Hausmann, Koopmans and Schudt serve as members of the Executive Committee of both the Company and the Bank. During the year ended December 31, 2006, the Executive Committee of the Company met concurrently with the Executive Committee of the Bank at 20 meetings.

Audit Committee. The Board of Directors has adopted a written charter for the Audit Committee, which is attached as Appendix A to the Company’s 2006 Proxy Statement. As more fully described in the Audit Committee Charter, the Audit Committee reviews the records and affairs of the Company to determine its financial condition, reviews with management and the Company’s independent registered public accounting firm the systems of internal control over financial reporting, and monitors adherence in accounting and financial reporting to accounting principles generally accepted in the United States of America. Messrs. Hausmann (Chairman), Wells and Koopmans serve as members of the Audit Committee and each is an “independent” director as defined in Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market and Rule 10A-3 of the Securities and Exchange Commission. The Board of Directors has determined that Messrs. Hausmann and Koopmans both qualify as an “audit committee financial expert” as currently defined in the regulations of the Securities and Exchange Commission. During the year ended December 31, 2006, the Audit Committee of the Company met concurrently with the Audit Committee of the Bank at 7 meetings.

Corporate Governance and Nominating Committee. The Board of Directors has adopted a written charter for the Corporate Governance and Nominating Committee, which is attached as Appendix B to the Company’s 2006 Proxy Statement. The Corporate Governance and Nominating Committee consists, at any point in time, of all of the directors of the Company who qualify as “independent” in accordance with the listing standards of the National Association of Securities Dealers, except that no director may serve on the Corporate Governance and Nominating Committee at any meeting at which he or she has been or is seeking to be proposed as a nominee. The full Board of Directors, other than Mr. Gasior, serves as the Corporate Governance and Nominating Committee to fill vacancies on the Board. At December 31, 2006, Ms. Francis and Messrs. Koopmans (Chairman), Wells and Schudt qualified for membership on the Corporate Governance and Nominating Committee with respect to matters involving the Annual Meeting. During the year ended December 31, 2006, the Corporate Governance and Nominating Committee of the Company met 3 times.

The Corporate Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors who are willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If vacancies on the Board of Directors arise, or if a current director is not nominated for re-election, the Corporate Governance and Nominating Committee will determine the desired skills and experience desired of a new nominee, solicit suggestions for director candidates from all members of the Board of Directors, and may engage in other search activities. During the year ended December 31, 2006, we did not pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential nominees for director.

Candidates for a directorship should possess specific attributes, including integrity and a devotion to ethical behavior, a primary interest in the well-being of the Company, a capacity for independent judgment, good business acumen, the capacity to protect confidential information, an ability to work as a member of a team and a willingness to evaluate other opinions or points of view. In addition to examining a candidate’s qualifications in light of the above attributes, the Corporate Governance and Nominating Committee would also consider the overall character of the candidate and any existing or potential conflict of interest, the candidate’s willingness to serve and ability to devote the time and effort required, the candidate’s record of leadership, and the ability to develop business for the Company and its subsidiaries.

The Company’s Bylaws also establish specific qualifications for directors, and provide that no person who is seventy-five (75) years of age or above shall be eligible for election to the Board of Directors, and that each director must be a stockholder of the Company.

The Corporate Governance and Nominating Committee may consider qualified candidates for director suggested by our stockholders. Stockholders may suggest a qualified candidate for director by writing to the BankFinancial Corporation at 15W060 North Frontage Road, Burr Ridge, Illinois 60527, Attention: James J. Brennan, Secretary, and providing the information described above concerning the suggested candidate. A suggestion made to the Company’s Secretary concerning a potential candidate for a directorship will not constitute a nomination of the suggested candidate for election as a director. All nominations of candidates for election as a director must strictly comply with the applicable requirements and time limits summarized below in “Advance Notice of Business to Be Conducted at an Annual Meeting.”

Human Resources Committee. The Human Resources Committee reviews and approves executive compensation, benefit plans, incentive compensation plans and employment agreements, and makes recommendations with respect to those matters to the Board of Directors. Messrs. Schudt (Chairman), Hausmann, Koopmans and Wells serve as members of the Human Resources Committee. Each member of the Human Resources Committee is “independent” in accordance with Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers. The Human Resources Committee of the Company met 6 times during the year ended December 31, 2006.

AUDIT COMMITTEE REPORT

In accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has prepared the following report for inclusion in this Proxy Statement:

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2006;

•	Discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended; and

•

Received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

This report has been provided and is respectfully submitted by the Audit Committee:

John M. Hausmann, C.P.A.	Terry R. Wells	Sherwin R. Koopmans

Compensation Committee Interlocks and Insider Participation

Mr. F. Morgan Gasior is the only director of the Company and the Bank who is also an executive officer of the Company and/or the Bank. Mr. Gasior does not participate in the decisions of the Boards of Directors of the Company or the Bank or their respective Human Resources Committees concerning his compensation. No executive officer of the Company or the Bank has served on the Board of Directors or on the compensation committee of any other entity that had an executive officer serving on the Company’s Board of Directors or Human Resources Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes BankFinancial Corporation’s compensation philosophy and policies for 2006 as applicable to the executive officers named in the Summary Compensation Table on page 22. This section explains the structure and rationale associated with each material element of the named executive officers’ compensation, and it provides context for the more detailed disclosure tables and specific compensation amounts provided in the following the section. It is important to note that the Company and the Bank share an executive management team, and except for awards made pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 EIP”), the members of the executive management team are compensated by the Bank rather than the Company and the Company reimburses the Bank for their services to the Company through inter-company expense allocations. The compensation packages of the named executive officers are determined and approved by our Human Resources Committee based upon their performances and roles for both the Company and the Bank.

Role of the Human Resources Committee of the Board of Directors

Pursuant to its Charter, the Human Resources Committee is directly responsible for the execution of the Board of Director’s responsibilities with respect to compensation, performance evaluation and succession planning for the Company’s Chief Executive Officer and other executive officers. The Human Resources Committee is also responsible for the submission of an annual report on executive compensation to the Board of Directors for inclusion in the Company’s annual proxy statement. During 2006, the Human Resources Committee was comprised of Messrs. Schudt (Chairman), Hausmann, Koopmans and Wells, each of whom is expected to serve on the committee through June 30, 2007. Each of the members is considered “independent” according to the listing standards of the NASDAQ Stock Market, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code, and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.

Compensation Philosophy and Objectives

The overall objective of the Company’s compensation program is to align executive officer compensation with the success of meeting strategic, financial and management objectives and goals. The programs are designed to create meaningful and appropriate incentives to manage the business successfully and to align executive officers’ interests with those of our stockholders. The program is structured to accomplish the following:

•	encourage a consistent and competitive return to stockholders over the long-term, as the Company continues to deploy the capital raised in its 2005 initial public offering;

•

maintain a corporate environment that encourages stability and a long-term focus for the primary constituencies of the Company, including employees, stockholders, communities, clients and government regulatory agencies;

•	maintain a program that:

•	clearly motivates personnel to perform and succeed according to our current goals;

•	provides management with the appropriate empowerment to make decisions that benefit the primary constituents;

•	attracts and retains key personnel critical to our long-term success;

•	provides for management succession planning and related considerations;

•	encourages increased productivity;

•	provides for subjective consideration in determining incentive and compensation components; and

•	ensure that management:

•	fulfills its oversight responsibility to its primary constituents;

•	conforms its business conduct to the Company’s established ethical standards;

•	remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

•	continues to avoid any conflict between its responsibilities to the Company and each executive officer’s personal interests.

Compensation Principles and Factors

Business Plan Objectives. The Boards of Directors of the Company and the Bank periodically conduct a review of current and anticipated business conditions in the context of the Bank’s financial and competitive position. The review period typically includes at least the previous two fiscal years and up to five years prospectively. In connection with this review, management submits a business plan to the Board of Directors that proposes strategic, financial and management objectives for the period covered, using multiple scenarios in response to a variety of stated assumptions. The Board of Directors then evaluates the proposed business plan, and modifies its provisions to the extent it deems appropriate. The business plan is updated by management and the Board of Directors periodically throughout the year to respond to changing circumstances and conditions.

Corporate Performance and Benchmarking. In establishing executive officer compensation, the Human Resources Committee measures the Company’s performance compared to management’s and the Board of Directors’ goals and business objectives as well as to other financial institutions of comparable size and complexity. The Human Resources Committee believes that using the Company’s performance as a factor in determining executive officer compensation levels is useful in helping to align the executive officers’ interests with those of our stockholders. With that in mind, the Human Resources Committee focuses on Company performance versus key business plan financial performance criteria (using both GAAP and non-GAAP measurements) such as return on beginning equity, return on average assets, revenue growth, diluted earnings per share growth, capital adequacy, asset quality, liquidity, interest rate risk, and operating efficiency. As part of the evaluation and review of these criteria, the Human Resources Committee also takes into account the way in which various subjective issues, such as competition and general economic conditions, including the interest rate environment and its impact on performance, may affect the Company’s performance.

For purposes of comparative analysis in assessing performance, the Company generally considers commercial banks and savings institutions of similar asset size. In addition, the Company also considers institutions that are similarly situated due to their recent conversion to public-company status. The group of comparative institutions used in 2006 generally included financial institutions with total assets of $1 billion to $10 billion, with a focus on commercial banks and savings institutions located in the Chicago metropolitan area as well as institutions throughout the country that recently converted to public-company status. Given the ever-changing landscape within the banking industry, there is no specifically defined group of companies that is utilized for this analysis.

The Human Resources Committee believes that benchmarking is useful in order to stay competitive in the marketplace and for attracting and retaining qualified executives. While the Human Resources Committee believes that it is prudent to consider benchmarking in determining compensation practices, it does not set strict parameters for using this data. Rather, the Human Resources Committee uses benchmarking data to ensure that executive compensation is not inconsistent with comparative organizations.

Performance Reviews and Role of Executives in Committee Meetings. Management reports to the Board of Directors at least annually on its progress in achieving the strategic, financial and management objectives established by the business plan. The Board of Directors then considers the overall performance of the Company and its executive officers in the context of these objectives, weighing numerous factors and conditions within and outside of management’s control. Following this review, the Human Resources Committee reviews current and proposed compensation levels for the Chief Executive Officer and all other executive officers, and submits its conclusions to the Board of Directors for consideration and ratification. The Human Resources Committee relies in part upon the Chief Executive Officer’s written assessment of each executive officer’s individual performance, which considers each executive officer’s efforts in achieving his or her individual goals each year, managing and developing employees and the enhancement of long-term relationships with customers, if applicable to his or her position. However, the Board of Directors and Human Resources Committee exclude the Chief Executive Officer and all other executive officers from its discussions and formal meetings concerning executive officer compensation, except to provide the results of the decisions made by the Human Resources Committee or the Board of Directors.

Information Resources and Role of Compensation Consultants. In reviewing current and proposed compensation levels for executive officers, the Human Resources Committee considers the organizational structure and composition of the Company and the Bank, external information from public sources on peer and competitor compensation practices and levels, and other information it deems relevant to its responsibilities. In 2006, the Human Resources Committee engaged Frederic W. Cook & Co. to assess the structure and reasonableness of the Company’s 2006 EIP, which incorporates cash incentive and equity incentive components. Additionally, the Human Resources Committee has periodically consulted with external legal counsel.

Components of Executive Compensation

General. All executive officers of the Company, including the Chief Executive Officer, are currently executive officers of the Bank. On May 19, 2006, the Company adopted the 2006 EIP, and it was subsequently approved by the Company’s stockholders at the 2006 annual meeting. Except for awards made pursuant to the 2006 EIP, the Company does not separately compensate its executive officers. The compensation that the Bank pays to its executive officers, however, is taken into account in establishing the inter-company expense allocations that the Company pays to the Bank. Prior to our mutual-to-stock conversion, the Bank’s compensation programs involved only cash compensation consisting of base salary, incentive compensation and traditional employee benefits. In connection with the mutual-to-stock conversion, the Bank also established a tax-qualified ESOP, and executive officers are eligible to participate in the ESOP subject to vesting and other requirements and limitations.

Base Salary. Generally, base salary levels are established based on job descriptions and responsibilities, either temporary or permanent in nature (including any revisions or proposed revisions thereto), competitive conditions and general economic trends in the context of the Bank’s financial and franchise condition and performance.

In 2006, the base salary for the Chief Executive Officer and the other named executive officers increased by an amount equal to the increase in the 12-month Consumer Price Index as reported by the U.S. Treasury Department in October, 2005 (this index was used uniformly throughout the Company for cost-of-living adjustments to base compensation). For 2007, the Chief Executive Officer and the named executive officers requested that the Human Resources Committee maintain their base salaries equal to their 2006 base salary levels and the Human Resources Committee and the Board of Directors accepted that request.

Name	Position	2006 Base Salary(1)	2007 Base Salary(1)	Percentage Change from 2006 to 2007
F. Morgan Gasior	Chairman of the Board, Chief Executive Officer and President	$395,906	$395,906	0%
Paul A. Cloutier	Executive Vice President and Chief Financial Officer	$247,046	$247,046	0%
James J. Brennan	Executive Vice President, Corporate Secretary and General Counsel	$295,610	$295,610	0%
Robert J. O’Shaughnessy	Executive Vice President and Chief Credit Officer	$252,350	$252,350	0%
Christa N. Calabrese	Regional President	$216,300	$216,300	0%

(1)	Base salary is effective as of April 1 of a calendar year.

Annual Cash Incentive Compensation. Annual cash incentive compensation reflects the relative achievement of the strategic, financial and management objectives established by the business plan, together with management’s responses to unforeseen circumstances or conditions that materially differ from those originally assumed. Annual cash incentive compensation is generally established as a range of possible awards based on a percentage of base salary. Other factors considered in establishing annual cash incentive compensation include recent changes or proposed changes to base salary or other compensation elements, as well as competitive considerations.

In general, the Company’s business plan assumptions include a total annual cash incentive compensation pool between 10% and 20% of base salary for executive officers, including the Chief Executive Officer. Absent extraordinary circumstances, annual cash incentive compensation typically will not exceed 20% of an executive officer’s base salary. Provided that the Company’s overall financial performance was generally consistent with the overall projected business plan results (taking into consideration factors both within and outside of the Company’s control), the annual performance review process results in an award based on each executive officer’s relative achievement in percentage terms of the applicable established strategic, financial and management business plan objectives.

Equity-Based Compensation. The 2006 EIP established a mechanism by which awards of restricted stock or stock options could be utilized to further align the financial interests of employees, including the executive officers, with stockholders and, in the future, provide an additional means to attract, retain and reward individuals who can and do contribute to the success of the Company. The Human Resources Committee established share ownership guidelines (as described below) for executive officers applicable both to personally-acquired shares and shares acquired pursuant to the 2006 EIP. The Human Resources Committee also considers the significant financial investment required of a participant who retains all shares granted under the 2006 EIP because such participant must pay current income tax obligations with respect to such shares without having the benefit of selling any of the shares to generate cash amounts to cover such tax liability. Given these linkages to stockholder interests, the Human Resources Committee granted long-term equity-based compensation awards (consisting of both restricted stock and stock options) to certain executive officers in 2006. Consistent with the purpose of aligning management financial interests with stockholder interests, the Human Resources Committee established a framework for the Chief Executive Officer’s implementation of the 2006 EIP for individuals other than the executive officers of the Company or the Bank. In general, the delegation limits grants to an aggregate of 120,000 restricted shares and 360,000 stock options, and to a maximum per individual of 10,000 restricted shares and 25,000 stock options.

The Human Resources Committee believes that the Company’s present market valuation is most closely aligned with its capital strength, asset quality and core deposit franchise and that a key objective for the Chief Executive Officer is to preserve these strengths throughout the deployment of the Company’s excess capital and the execution of its business objectives. Consequently, the Human Resources Committee conditioned the vesting of certain restricted stock and stock option awards on the achievement of tangible capital ratios and asset quality ratios at the end of each calendar year (as certified by the Human Resources Committee based on the Company’s annual audited financial statements).

Share Ownership Guidelines. In the absence of difficult personal circumstances, the Human Resources Committee encourages the Chief Executive Officer and the other named executive officers of the Company to acquire and hold a position in Company shares equal to 100% of the executive’s three-year average annual cash compensation. The Human Resources Committee also encourages other executive officers of the Company and the Bank to acquire and hold a position in Company shares equal to 20% of the executive’s three-year average annual cash incentive compensation. At December 31, 2006, all elements of the Human Resources Committee’s share ownership guidelines were met. In addition, the Human Resources Committee encourages executive officers to retain all shares granted under the 2006 EIP. At December 31, 2006, the Company’s executive officers had retained 100% of their vested 2006 EIP restricted shares.

Deferred Compensation Plan. The Bank previously maintained a deferred compensation plan for the benefit of directors and certain senior executive officers designated to participate in the plan. Participation in the plan was voluntary, and the one individual who elected to participate in the plan did not receive any compensation beyond the compensation this individual would have received had he not participated in the plan. Under the plan, an employee was able to defer up to 100% of his salary or incentive compensation. A director was able to defer up to 100% of his director fees. There were no Company matching contributions made to the plan. The Bank’s Board of Directors terminated the Deferred Compensation Plan as of December 31, 2006, and all distributions therefrom were completed in accordance with the plan’s terms by that date.

401(k) Plan. The Company has a tax-qualified defined contribution retirement plan covering all of its eligible employees. The plan is a 401(k) and profit-sharing plan. Employees are eligible to participate in the plan after attainment of age 21 and completion of one year of service. Prior to April 1, 2007, the Company matched employee contributions up to 5% of an employee’s wages. The Company could also contribute an additional amount annually at the discretion of the Board of Directors. Contributions totaling $728,000 were made for 2006. Effective April 1, 2007, the Board of Directors amended the match component of the plan to provide a fixed match in the amount of 50% of the first 6% of compensation deferred under the plan. The Board of Directors amended the match formula after considering the significant benefit provided to all eligible employees under the ESOP.

Employee Stock Ownership Plan and Trust. The Bank implemented the ESOP in connection with our mutual-to-stock conversion, effective as of January 1, 2004. Employees with at least one year of employment with the Bank are eligible to participate. As part of the mutual-to-stock conversion, the ESOP trust borrowed funds from the Company and used those funds to purchase 1,957,300 shares of common stock. The shares of common stock purchased by the ESOP are the collateral for the loan. The loan will be repaid principally from the Bank through discretionary contributions to the ESOP over a period of up to 20 years. The loan documents provide that the loan may be repaid over a shorter period, without penalty for prepayments. The interest rate for the loan will be equal to the prime rate plus 100 basis points, adjustable every five years. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits under the plan become fully vested upon completion of five years of credited service, with credit given to participants for years of credited service with the Bank prior to the adoption of the plan. A participant’s interest in his account under the plan also fully vests in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change of control (as defined in the plan). Vested benefits are payable in the form of shares of common stock and/or cash. Any unvested benefits will be forfeited following termination of employment in accordance with the terms of the ESOP. Such forfeited benefits remain in the ESOP and are reallocated to remaining participants in accordance with the terms of the ESOP. The Bank’s contributions to the ESOP are discretionary, subject to the loan terms and tax law limits. The ESOP will terminate in the event of a change of control as defined in the plan.

All Other Compensation and Perquisites. The Human Resources Committee reviews and monitors the level of other compensation and perquisites offered to the named executive officers in the context of current business operations and general market practices.

In addition to participation in the standard life and disability insurance benefits available to all full-time employees, the Company also requested the Chief Executive Officer and the insurable named executive officers to obtain additional life, accidental death and disability insurance coverage in an amount equal to the death benefit payable under their respective employment agreements. In the event of the death or disability of one of these executive officers, the Bank’s obligations under their employment agreement are reduced on a dollar-for-dollar basis by the insurance proceeds received by the executive officer or the named beneficiary under the insurance policy. In exchange, the Bank reimburses the participant for the after-tax cost of the annual insurance premium for the additional coverage. The Human Resources Committee believes that the additional insurance coverage is a very cost-effective means of protecting the Bank and the Company against the immediate financial consequences of the death or disability of any of the executive officers.

Excluding the effects of the Bank’s contributions for the health, vacation, 401(k) and ESOP benefits available to all full-time employees and the Bank’s reimbursement of the after-tax premium costs for additional life and disability insurance coverages, the Human Resources Committee generally believes that other compensation and perquisites should not exceed 10% of each named executive officer’s total annual cash compensation. The Company’s perquisite policy was amended in 2007 to reflect this limitation. As of December 31, 2006, the Company’s compensation practices with respect to other compensation and perquisites met this standard with respect to all but one named executive officer, Mr. Cloutier.

Conclusions for Year Ended December 31, 2006

This section describes the decisions made by the Human Resources Committee with respect to the compensation for the named executive officers for 2006 and 2007.

Executive Summary. The following is a brief summary of the compensation decisions the Human Resources Committee affected for 2006 and 2007:

•	we increased base salaries for the named executive officers, on average, by 3% for 2006 and 0% for 2007;

•	aggregate annual cash incentive payments to named executive officers for 2006 decreased from the aggregate annual cash incentives paid for 2005;

•

we implemented the 2006 EIP to further align the financial interests of the executive officers with stockholders and to strengthen our retention tools for executive officers and other key senior officers; and

•	other benefits and perquisites remained substantially similar between 2005 and 2006 and we expect that they may decrease moderately in 2007.

Chief Executive Officer. The Human Resources Committee reviewed the Chief Executive Officer’s performance in 2006 in the context of the approved business plan and the extent to which established strategic, financial and management objectives were realized. The Human Resources Committee also evaluated the overall state of the Company’s franchise and its strategic position, capabilities and direction consistent with the Chief Executive Officer’s execution of his leadership and planning responsibilities. At a meeting attended solely by Human Resources Committee members, the Human Resources Committee determined that the Chief Executive Officer generally performed at the higher end of the expectations of the Board of Directors in 2006. The Human Resources

Committee noted specifically that management responded appropriately to adverse interest rate and competitive conditions, resulting in relatively consistent performance metrics compared to 2005. The Committee also noted the successful integration of University National Bank, the conduct of long-range acquisition analyses and other planning activities, and the completion of several due diligence reviews of institutions offered for sale, either privately or publicly. Finally, the Committee noted that the pace of innovation increased in 2006, with several new functions, products and services designed to meet the growing competition in its markets. In recognition of the foregoing, the Human Resources Committee concluded that the Chief Executive Officer should receive a cash incentive compensation award for 2006 of $57,656, compared to $65,156 for 2005.

Other Named Executive Officers. The Chief Executive Officer submitted performance review information for the other named executive officers of the Company, together with current and proposed base salary and annual cash incentive compensation information. At a meeting attended solely by Human Resources Committee members, the Human Resources Committee reviewed and evaluated the information provided by the Chief Executive Officer. The Committee determined that certain revisions (generally minor in nature) to the presentations were appropriate and directed the Chief Executive Officer to implement the revisions. For 2006, cash incentive compensation for the named executive officers (other than the Chief Executive Officer) ranged from $28,500 to $56,000 compared to $37,500 to $58,000 for 2005.

Reasonableness of Compensation

After considering all components of the compensation program for the named executive officers, the Human Resources Committee has determined that such compensation is reasonable and appropriate.

In making this determination, we considered many factors, including the following:

•	management has positioned the Company for future success through the planning and execution of the strategic, financial and management objectives of the Company’s business plan;

•	the Company’s total stockholder return since its initial public offering has exceeded published market indices relevant to the Company’s stockholders;

•	the Company is increasingly well positioned in the communities it serves as a result of the management’s focus and execution of the Company’s community bank mission; and

•

the grants made to the named executive officers were intended to cover a multi-year period, both past and future, and no additional grants are expected to be made to the named executive officers in 2007 and 2008 absent extraordinary circumstances.

Tax and Accounting Treatment

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executive officers of public companies. The limitations on the deductibility of executive compensation imposed under Section 162(m) did not affect the Company during 2006 because the compensation paid to the Company’s executive officers in 2006 did not exceed these limitations. The 2006 EIP provides the Human Resources with flexibility to addresses issues that may arise under Section 162(m), and contains provisions that could be utilized to reduce its potential adverse effects. The Human Resources Committee intends to continue to evaluate the potential adverse impact that Section 162(m) could have on the Company in the future.

American Jobs Creation Act of 2004. The Human Resources Committee has monitored regulatory developments under Section 409A of the Internal Revenue Code, which was enacted as part of the American Jobs Creation Act of 2004 and deals with specific tax rules for non-qualified deferred compensation plans. The Company revised certain payment provisions in its employment agreements with certain officers to address potential issues that could arise under the transitional guidance that has been issued with respect to Section 409A. Further amendment of such agreements may be required to comply with the final Treasury Regulations under Section 409A, which were issued on April 10, 2007. The 2006 EIP provides the Human Resources with flexibility to addresses issues that may arise under Section 409A, and contains provisions that could be utilized to reduce its potential adverse effects. The Human Resources Committee intends to continue to evaluate the potential adverse impact that Section 409A could have on the Company in the future and is currently evaluating the potential impact of the final Treasury Regulations on the Company.

Other Taxation Issues. The Human Resources Committee believes that, as the Company’s compensation structures become more complex, the effects of the alternative minimum tax and other taxation issues could affect the net intended effect of the Company’s compensation plans. Although no specific action is warranted at this time, the Human Resources Committee intends to monitor the effects of the alternative minimum tax and other taxation issues on the Company and its directors, officers and associates when evaluating various compensation principles, practices and plans.

Accounting for Stock-Based Compensation. The Financial Accounting Standards Board has adopted Statement of Financial Accounting Standards 123(R) (“FAS 123(R)”), which requires companies to record the compensation cost for stock options that are provided to employees in return for employment service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employment service period, which is normally the vesting period of the options. FAS 123(R) applies to awards granted or modified in years beginning in 2006 and thus will apply to the 2006 EIP. The Human Resources Committee has evaluated, and intends to continue to evaluate, the potential adverse impact of FAS 123(R) on future compensation expense.

HUMAN RESOURCES COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in BankFinancial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by:

Joseph A. Schudt, Chairman

John M. Hausmann

Sherwin R. Koopmans

Terry R. Wells

Members of the Human Resources Committee

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other three most highly compensated executive officers who serve in such capacities during 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All Other Compensation(2)	Total Compensation
F. Morgan Gasior Chairman of the Board, Chief Executive Officer and President	2006	$393,245	$57,656	$881,000	$74,850	$64,242	$1,470,993
Paul A. Cloutier Executive Vice President and Chief Financial Officer	2006	$245,385	$35,978	$440,500	$25,449	$72,083	$819,395
James J. Brennan Executive Vice President, Corporate Secretary and General Counsel	2006	$293,623	$56,000	$440,500	$25,449	$75,369	$890,941
Robert O’Shaughnessy Executive Vice President and Chief Credit Officer	2006	$250,654	$48,000	$374,425	$31,811	$63,254	$768,144
Christa N. Calabrese Regional President	2006	$214,846	$28,500	$88,100	$25,449	$53,936	$410,831

(1)	The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R). Amounts recognized may vary from individual-to-individual under the rules of FAS 123(R).

(2)	All other compensation for the named executive officers is summarized below:

Name	Perquisites(i)	Insurance(ii)	Tax Reimbursement(iii)	401(k) Match	ESOP Contribution(iv)	Total “All Other Compensation”
F. Morgan Gasior	$21,494	$6,574	$3,188	$11,000	$21,986	$64,242
Paul A. Cloutier	$33,831	$2,651	$2,615	$11,000	$21,986	$72,083
James J. Brennan	$30,574	$7,812	$3,997	$11,000	$21,986	$75,369
Robert J. O’Shaughnessy	$22,162	$2,299	$5,807	$11,000	$21,986	$63,254
Christa N. Calabrese	$11,650	$4,965	$4,335	$11,000	$21,986	$53,936

(i)	Includes use of an automobile or an automobile allowance, and in the case of Messrs. Gasior, Brennan and Cloutier, club dues. Also includes a payment of $8,778 to Mr. Cloutier related to mandatory special assessments required to maintain a club membership.

(ii)	Consists of premiums paid by the Company during the fiscal year with respect to additional life, accidental death and disability, and short and long-term disability insurance. Certain amounts were paid by the executive and reimbursed by the Company under employment agreement provisions that reduce, on a dollar-for-dollar basis, the Bank’s obligations under such executive’s employment agreement in the event of the executive’s death or disability by the amount of insurance proceeds received by the executive’s named beneficiary.

(iii)	Reflects reimbursement for income and employment taxes incurred by the executive as a result of the insurance premiums paid by the executive and reimbursed by the Company. See note (ii) above and discussion below for additional information.

(iv)	Includes the Bank’s contribution to the executive’s ESOP account plus any amounts reallocated as a result of forfeitures by terminated ESOP participants.

Grants of Plan-Based Awards

The 2006 EIP was adopted by the Board of Directors on May 19, 2006, subject to stockholder approval, to promote the long-term financial success of the Company, attract, retain and reward persons who can and do contribute to such success, and further align the participants’ interests with those of the Company’s stockholders. The 2006 EIP was approved by the Company’s stockholders at the 2006 annual meeting. The 2006 EIP is administered by the Human Resources Committee, which, either directly or through delegations to the Chief Executive Officer, selects award recipients from the eligible participants, determines the types of awards to be granted, and determines the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards.

The 2006 EIP incorporates a broad variety of cash- and equity-based incentive compensation elements to provide the Board of Directors and the Human Resources Committee with significant flexibility to appropriately address the requirements and limitations of recently applicable legal, regulatory and financial accounting standards in a manner mutually consistent with the purposes of the 2006 EIP and stockholder interests.

Upon the occurrence of a change of control of the Company, unless otherwise stated in an award agreement, all outstanding options and SARs then held by a participant who is employed by, or providing services to, the Company or its subsidiaries at the time of such change of control will become fully exercisable and all stock awards or cash incentive awards shall be fully earned and vested (subject to limitations on performance-based awards).

		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target		Maximum	All Other Stock Awards: # of Shares of Stock/Units(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise/ Base Price of Option Awards ($/Sh)		Grant date fair value of stock and option awards(4)
F. Morgan Gasior	9/5/2006 9/5/2006 9/5/2006 9/5/2006		75,000 75,000	(1) (1)		125,000	125,000	$ $	17.62 17.62	$ $ $ $	2,202,500 187,125 1,321,500 112,275
Paul A. Cloutier	9/5/2006 9/5/2006					85,000	85,000		$17.62	$ $	1,497,700 127,245
James J. Brennan	9/5/2006 9/5/2006					85,000	85,000		$17.62	$ $	1,497,700 127,245
Robert O’Shaughnessy	9/5/2006 9/5/2006					85,000	85,000		$17.62	$ $	1,497,700 127,245
Christa N. Calabrese	9/5/2006 9/5/2006					25,000	85,000		$17.62	$ $	440,500 127,245

(1)	Reflects performance-based awards that may vest pursuant to the attainment of capital adequacy and asset quality performance goals measured during 2006, 2007 and 2008.

(2)	Amounts shown reflect the number of service-based restricted stock awards to each named executive officer pursuant to the 2006 EIP.

(3)	Amounts shown reflect the number of service-based stock options awarded to each named executive officer pursuant to the 2006 EIP.

(4)	Amounts in this column represent the fair value of the full 2006 awards indicated, calculated in accordance with FAS 123(R). Option awards are valued using the Black-Scholes option pricing model and the following assumptions: volatility of 11.36%, risk-free interest rate of 4.72%, quarterly dividends of $0.06, and expected term of 3.58 years. Performance-based equity awards reflect the FAS 123(R) expense if target capital adequacy and asset quality performance goals are achieved.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the exercisable and unexercisable stock options and unvested shares of restricted stock at December 31, 2006 held by the individuals named in the summary compensation table:

	Option Awards						Stock Awards
Name	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Un-exercisable(1)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price ($)		Option Expiration Date	# of Shares or Units of Stock That Have Not Vested ($)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
F. Morgan Gasior	25,000 25,000	100,000	50,000	$ $	17.62 17.62	9/5/2011 9/5/2011	100,000	$1,781,000	50,000	$890,500
Paul A. Cloutier	17,000	68,000			$17.62	9/5/2011	60,000	$1,068,600
James J. Brennan	17,000	68,000			$17.62	9/5/2011	60,000	$1,068,600
Robert J. O’Shaughnessy	21,250	63,750			$17.62	9/5/2011	63,750	$1,135,388
Christa N. Calabrese	17,000	68,000			$17.62	9/5/2011	20,000	$356,200

(1)	The table below shows the remaining service-based vesting schedule for all unexercisable options granted on September 5, 2006.

Name	12/15/2007	12/15/2008	12/15/2009	12/15/2010
F. Morgan Gasior	25,000	25,000	25,000	25,000
Paul A. Cloutier	17,000	17,000	17,000	17,000
James J. Brennan	17,000	17,000	17,000	17,000
Robert J. O’Shaughnessy	21,250	21,250	21,250	—
Christa N. Calabrese	17,000	17,000	17,000	17,000

(2)	The table below shows the remaining vesting schedule for unearned performance-based equity awards for Mr. Gasior if target capital adequacy and asset quality performance goals are achieved.

		Performance Measurement Date
Name	Award Type	09/30/2007	09/30/2008
F. Morgan Gasior	Stock Options	25,000	25,000
F. Morgan Gasior	Restricted Shares	25,000	25,000

(3)	The table below shows the remaining service-based vesting schedule for all unvested restricted shares granted on September 5, 2006.

Name	12/15/2007	12/15/2008	12/15/2009	12/15/2010
F. Morgan Gasior	25,000	25,000	25,000	25,000
Paul A. Cloutier	25,000	25,000	5,000	5,000
James J. Brennan	25,000	25,000	5,000	5,000
Robert J. O’Shaughnessy	21,250	21,250	21,250	—
Christa N. Calabrese	5,000	5,000	5,000	5,000

(4)	The market value of shares is based on a closing stock price of $17.81 on December 31, 2006.

Option Exercises and Stock Vested During 2006

The following table reflects shares of restricted stock held by the named executive officers that vested during 2006.

	Option Awards		Stock Awards
Name	# of Shares Acquired on Exercise	Value Realized on Exercise ($)	# of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
F. Morgan Gasior	0	$0	50,000	$865,250
Paul A. Cloutier	0	$0	25,000	$445,500
James J. Brennan	0	$0	25,000	$445,500
Robert J. O’Shaughnessy	0	$0	21,250	$378,675
Christa N. Calabrese	0	$0	5,000	$89,100

(1)	The performance period for measuring achievement of performance goals ended as of December 31, 2006 but the shares subject to the award do not actually vest until the Human Resources Committee certifies attainment of the specified performance goals at a later date.

(2)	Generally reflects amounts realized on December 15, 2006 at a closing stock price of $17.82, except for Mr. Gasior who also realized amounts on March 15, 2007 at a closing stock price of $16.79 for achievement of capital adequacy and asset quality performance goals.

Potential Payments Upon Termination or Change of Control

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of December 29, 2006. As is more fully described below, the named executive officers have entered into employment agreements with the Bank (each, an “Employment Agreement”), which provide for payments and benefits to a terminating executive officer following a termination other than for “cause”. In addition, award agreements under the 2006 EIP (the “Award Agreements”) provide for the accelerated vesting of unvested awards in similar circumstances, and in addition, upon the occurrence of a change of control of the Company. Except for the payments and benefits provided by the Employment Agreements and the Award Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible executives of the Bank. For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $17.81, which was the closing price of our stock on December 29, 2006, the last trading day of the year.

		Termination by the Bank			Termination by Executive
Executive	Potential Payments Upon Termination or Change of Control	For Cause	For Disability(1)	Without Cause(2)	By Resignation	For Good Reason(2)	Upon Death(3)	Change of Control(4)
F. Morgan Gasior	Cash payments	$0	$969,029	$1,450,986	$0	$1,450,986	$890,789	$0
	Accelerated Equity Awards	$0	$2,700,000	$2,700,000	$0	$2,700,000	$2,700,000	$2,700,000
	Continued Benefits	$0	$14,692	$19,589	$0	$19,589	$14,692	$0
Paul A. Cloutier	Cash payments	$0	$608,458	$933,228	$0	$933,228	$555,854	$358,201
	Accelerated Equity Awards	$0	$1,081,520	$1,081,520	$0	$1,081,520	$1,081,520	$1,081,520
	Continued Benefits	$0	$20,532	$27,376	$0	$27,376	$20,532	$27,376
James J. Brennan	Cash payments	$0	$737,373	$1,091,845	$0	$1,091,845	$665,123	$492,450
	Accelerated Equity Awards	$0	$1,081,520	$1,081,520	$0	$1,081,520	$1,081,520	$1,081,520
	Continued Benefits	$0	$20,532	$27,376	$0	$27,376	$20,532	$27,376
Robert O’Shaughnessy	Cash payments	$0	$620,288	$981,815	$0	$981,815	$567,788	$331,471
	Accelerated Equity Awards	$0	$1,147,500	$1,147,500	$0	$1,147,500	$1,147,500	$1,147,500
	Continued Benefits	$0	$3,287	$4,383	$0	$4,383	$3,287	$4,383
Christa N. Calabrese	Cash payments	$0	$528,925	$763,583	$0	$763,583	$528,925	$565,363
	Accelerated Equity Awards	$0	$369,120	$369,120	$0	$369,120	$369,120	$369,120
	Continued Benefits	$0	$3,287	$4,383	$0	$4,383	$3,287	$4,383

(1)	Cash payments include prorated annual average cash incentive compensation, prorated employer matching 401(k) contribution, and base salary the executive would have received from the date of termination through the end of his/her employment period. Accelerated equity awards reflect the intrinsic value of unvested outstanding equity awards based on the closing stock price on December 29, 2006 of $17.81. Continued benefits reflect incremental cost of core benefits to the Company during the continuation period based on actual cost for 2006. Prorated annual average cash incentive compensation and base salary shall be paid in equal installments over the period consistent with the regular payroll cycle. Excludes any reduction in benefit as a result of disability insurance or federal social security disability payments.

(2)	Cash payments include prorated annual average cash incentive compensation, prorated employer matching 401(k) contribution, and three times the executive’s annual average compensation. Accelerated equity awards reflect the intrinsic value of unvested outstanding equity awards based on the closing stock price on December 31, 2006 of $17.81. Continued benefits reflect incremental cost of core benefits to the Company for 36 months based on actual cost for 2006. Prorated annual average cash incentive compensation and base salary shall be paid in equal installments over a 36-month period consistent with the regular payroll cycle. Excludes any reduction in benefit as a result of supplemental life insurance payments.

(3)	Cash payments include base salary the executive would have received from the date of termination through the end of his/her employment period. In addition, Ms. Calabrese receives a prorated annual average cash incentive compensation and a prorated employer 401(k) matching contribution consistent with the terms of her previous employment contract with Success National Bank. Accelerated equity awards reflect the intrinsic value of unvested outstanding equity awards based on the closing stock price on December 31, 2006 of $17.81. Continued benefits reflect incremental cost of core benefits to the Company during the continuation period based on actual cost for 2006. Prorated annual average cash incentive compensation and base salary shall be paid in equal installments over the period consistent with the regular payroll cycle.

(4)	The executives’ employment agreements (described below) do not provide for payments to be made solely as a result of a change of control. However, the payments reflected in this column assume the executive is terminated without cause in connection with a change of control. Executive benefits are reduced to avoid constituting an “excess parachute payment” under Section 280G of the Internal Revenue Code. Amounts reflect the reduced benefit.

Accrued Pay and Regular Retirement Benefits. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

•	Accrued but unpaid salary and vacation pay.

•	Distributions of plan balances under our 401(k) plan and our ESOP. See “401(k)” and “Employee Stock Ownership Plan” on page 18 for an overview of the 401(k) and the ESOP.

•

The value of option continuation upon retirement, death or disability. Except as may be provided in connection with a change of control, when an employee terminates employment other than for cause and prior to retirement, death or disability, his or her vested stock options will remain exercisable for a period of three months following termination. When an employee is terminated for cause, his or her stock options, whether vested or unvested, are terminated immediately. When a retirement-eligible employee terminates, or when an employee dies or becomes disabled, his or her vested stock options remain exercisable for 12 months following the date of his or her termination.

Acceleration of Vesting Upon a Change of Control. Upon the occurrence of a change of control of the Company, unless otherwise stated in an award agreement, all outstanding options and SARs then held by a participant, including the executive officers, who is employed by, or providing services to, the Company or its subsidiaries at the time of such change of control will become fully exercisable and all stock awards or cash incentive awards shall be fully earned and vested (subject to limitations on performance-based awards). Any such options or SARs, the vesting of which is accelerated upon the occurrence of a change of control, shall remain exercisable in accordance with their terms.

Employment Agreements. The Bank entered into employment agreements with each of Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy in 2003. In addition, in August 2004, the Bank entered into an employment agreement with Ms. Calabrese that is substantially similar to the employment agreements for the other four executive officers. Each employment agreement had an initial term of 36 months and can be extended for an additional year, at the discretion of the Board of Directors, so that the remaining term will be 36 months. The Board of Directors of the Bank expects to extend the terms of the Bank employment agreements with the above five named executive officers through March 31, 2010, subject to their agreement to the amendment of certain provisions in the employment agreements to reflect new limitations established on perquisites, any changes made necessary by new Treasury regulations and other possible changes.

Under the Bank employment agreements, the Bank will pay the executive officers the base salary reflected in the payroll records, subject to discretionary increases by the Board of Directors. The 2007 base salaries for Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy and Ms. Calabrese are identical to their 2006 base salaries as in effect on April 1, 2006. The 2006 and 2007 base salaries for Messrs. Gasior, Brennan, Cloutier and O’Shaughnessy are $395,906, $295,610, $247,046 and $252,350, respectively, and for Ms. Calabrese is $216,300.

The employment agreements provide that the base salary may be increased but not decreased. The employment agreements also provide that the executive officer is entitled to an automobile or an automobile allowance, the payment of designated club dues and to participate with other executive officers in incentive compensation and discretionary bonuses declared by the Board. In addition to base salary and bonus, the employment agreements provide for, among other things, participation in a Section 125 cafeteria plan, group medical, dental, vision, disability and life insurance plans, referred to as the core plans, 401(k) plan, the ESOP and other employee and fringe benefits applicable to executive personnel.

During the employment period, each executive officer is provided with a supplemental disability insurance policy that pays 60% of base salary for the remaining term of the agreement in the event the executive officer is terminated due to disability. If an executive officer becomes disabled, his or her base salary will be reduced proportionately by the disability payments made under the disability policy and under the federal social security system. Each executive officer is responsible for paying the premiums but receives an annual allowance in an amount sufficient, on an after-tax basis, to equal the premium payments. In the event of termination of employment due to disability, the executive officer will be entitled to his or her earned salary, the prorated annual average of any cash incentive compensation and bonus that the executive officer received during the preceding two fiscal years, referred to as prorated incentive compensation, the prorated employer matching 401(k) plan contribution that the executive officer would be entitled to receive for the current year, referred to as accrued plan contribution, the base salary he or she would have received from the effective date of termination through the date the employment period would have expired if his or her employment had not sooner terminated due to disability, which will be reduced on a dollar for dollar basis by the disability insurance and federal social security disability payments referenced above, and continued coverage under the core plans through the date the employment period would have expired, subject to the executive officer’s continued payment of the costs and contributions for which he or she is responsible.

In addition to the life insurance benefits provided to regular full-time employees, a supplemental life insurance policy has been provided to each insurable executive officer in an amount not less than three times the executive officer’s base salary. The executive officer is the owner of the policy and receives an annual allowance sufficient to cover the cost of such insurance. In the event of an executive officer’s death during the term of the employment agreement, any base salary payments required of the Bank upon the death will, assuming a supplemental life insurance policy has been obtained, be reduced on a dollar for dollar basis by the payments to the executive officer’s designated beneficiary under the supplemental insurance policies. If a supplemental life insurance policy on the executive’s life has not been obtained, such payments will be made by the Bank in accordance with the applicable employment agreement. The agreements provide for termination for cause at any time. In the event of termination for cause, the executive officer will only receive the unpaid balance of his or her base salary, referred to as earned salary, through the effective date of termination of employment.

In the event the executive officer’s employment is terminated due to death, his or her surviving spouse and minor children, if any, will be entitled to the same coverage under the core plans that the executive officer would have been provided if his or her employment had terminated due to disability. In addition, the executive officer’s estate or trust, as applicable, will be entitled to the base salary the executive officer would have been paid through the date the employment period would have expired if the executive officer’s employment had not been sooner terminated due to death. If a supplemental life insurance policy has been obtained on the life of the executive officer, the Bank’s obligation to make such payments will be reduced on a dollar for dollar basis by the death benefits payments under the supplemental life insurance policy purchased for each executive officer. Also, with respect to Ms. Calabrese only (consistent with the terms of her previous employment agreement with Success National Bank), an amount equal to the prorated annual average cash incentive compensation and a prorated employer 401(k) matching contribution would be due. Except with respect to coverage under the core plans, the Bank will generally have no obligation to pay or provide an executive officer’s estate, surviving spouse, or minor children with any other compensation or benefits on account of the executive officer’s death.

In the event the executive officer’s employment is terminated without cause by the Bank, the Bank will pay the executive officer his or her earned salary, prorated incentive compensation, accrued plan contribution, continued coverage under the core plans for 36 months, subject to the executive officer’s payment of costs and contributions for which he or she is responsible, and an amount equal to three times his or her average annual compensation. Payment of benefits will be made in installments over 36 months; however, the Bank has the right to elect to make a discounted lump sum payment unless the payment is deemed to be subject to Section 409A of the Internal Revenue Code, in which case such right will not exist.

Under the employment agreements, the executive officer may terminate his or her employment for good reason by giving notice within 60 days after the event giving rise to the right to terminate employment. “Good reason” generally includes our (i) decision not to re-elect or failure to re-elect the executive officer to his or her present position; (ii) failure to extend the executive officer’s employment period on the anniversary date for an additional year so that the remaining term of the employment agreement will be 36 months; (iii) relocation of the executive officer’s principal place of employment by more than a specified distance; (iv) reduction in the executive officer’s base salary or a material reduction in benefits to which the executive officer is entitled; (v) liquidation or dissolution of the Bank or the Company; and (vi) material uncured breach of the employment agreement. With respect to Mr. Gasior’s employment agreement, “good reason” also includes the failure to elect or re-elect him as Chairman of the Board of the Bank, a change in the composition of the Board of Directors of the Bank such that the current directors no longer constitute a majority of the Board other than in certain circumstances where the new board is nominated or appointed by the existing Board, or a significant reduction in the scope of his duties, powers, privileges, authority or responsibilities. Mr. Gasior’s employment agreement also provides that, during the term of the employment agreement, the Board of Directors of the Bank will appoint him as the President and Chief Executive Officer of the Bank, and will appoint him as the Chairman of the Board of the Bank at all times during which he is a director of the Bank. In the event an executive officer’s employment is terminated for good reason, he or she will receive the same amounts and the same coverage under the core plans that he or she would have received if his employment had been terminated without cause. An executive officer who terminates his or her employment by resignation other than due to good reason will only be entitled to his or her earned salary through the date of termination.

The executive officer is required under the employment agreement to execute a general release in consideration for any severance amounts. The executive officer also agrees not to compete with the Bank or its affiliates for six months after termination or during the period that severance amounts are paid, if longer. In addition, the executive officer agrees not to solicit our customers, their business or our employees for 18 months, which may be reduced in certain circumstances. Payment of benefits under the employment agreements may be made in installments, or if the payment is not deemed to be subject to Section 409A of the Internal Revenue Code, in a lump sum discounted to present value in the case of future cash payments, as determined by the Bank. Benefits under the Bank agreement shall be reduced as may be necessary to avoid constituting an “excess parachute payment” under Section 280G of the Internal Revenue Code.

In addition to the Bank Employment Agreements described above, the Company intends to enter into employment agreements with the named executive officers of the Company at a future date.

Compensation of Directors

Directors’ Fees. All directors of the Company are also currently directors of the Bank. The Bank pays fees to its directors for their service as directors and as members and chairpersons of committees of the Board of Directors. Except for Mr. Koopmans, who receives a fee of $800 per quarter from the Company for serving on the Company’s Audit Committee, the Company does not separately compensate the members of its Board of Directors. The fees that the Bank pays to its directors, however, are taken into account in establishing the inter-company expense allocations that the Company pays to the Bank.

Except for Mr. Gasior, who receives no fees for serving as a director, committee chairperson or committee member, the directors of the Bank received an annual fee of $24,000 during 2006 for preparing for and attending meetings of the Board of Directors of the Bank. Members of the Executive Committee of the Bank received an additional fee of $800 per month for performing Executive Committee functions. The chairpersons of the Bank’s Audit Committee, Asset Quality Committee and Asset Liability Management Committee each received an additional fee of $1,000 per quarter, and the other members of each of these committees receive an additional fee of $800 per quarter, for performing committee functions. The Bank also partially reimburses Mr. Koopmans for his travel expenses for attending meetings of its Board of Directors.

Effective January 1, 2007, the Bank’s Board of Directors eliminated Board committee fees paid by the Bank and the Company’s Board of Directors took identical action with respect to committee fees paid by the Company. The Bank’s Board of Directors increased the annual fee paid to the Chairman of the Audit Committee (Mr. Hausmann) and each Audit Committee member (Mr. Wells) due to the fact that the Audit Committee was a required entity with separate responsibilities established by applicable laws and regulations. The Company’s Board of Directors took identical action with respect to Mr. Koopmans, the only member of the Company’s Audit Committee paid by the Company.

Equity-Based Compensation. The 2006 EIP (as more fully described on page 17 above) established a mechanism by which awards of restricted stock or stock options could further align the financial interests of the directors of the Company and the Bank with stockholders and, in the future, provide an additional means to attract, retain and reward individuals who can and do contribute to the success of the Company. The Board of Directors granted long-term equity-based compensation awards (consisting of both restricted stock and stock options) to its members in 2006 as described in the table below. All awards under the 2006 EIP were based in part on a member’s experience and on each member’s responsibilities as assigned by the Board of Directors.

The Board of Directors also established share ownership guidelines for directors applicable both to personally-acquired shares and shares acquired through the 2006 EIP. In general, absent difficult personal financial circumstances, the Board of Directors encourages each director in office at least one (1) year to hold a position in Company shares equal to at least 50% of a director’s annual director’s fees. At December 31, 2006, all eligible directors and all directors as a group significantly exceeded this ownership position. In addition, the Human Resources Committee encourages executive officers to retain all shares granted under the 2006 EIP. At December 31, 2006, the Company’s directors retained 100% of their vested 2006 EIP restricted shares.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)		Total ($)
Kenneth Cmiel (4)	$27,200	$0	$0	$0		$27,200
Cassandra J. Francis (5)	$15,600	$35,240	$2,994	$0		$53,834
Patrick Hartnett (6)	$31,200	$124,180	$0	$2,861		$158,241
John M. Hausmann, C.P.A.	$37,600	$140,960	$11,976	$0		$190,536
Sherwin R. Koopmans	$31,200	$98,672	$8,383	$0		$138,255
Joseph A. Schudt	$37,600	$234,933	$19,960	$0	(7)	$292,493
Terry R. Wells	$27,200	$112,768	$9,581	$0		$149,549
Glen R. Wherfel, C.P.A. (8)	$27,200	$88,100	$7,485	$0		$122,785

(1)	Each current non-employee director received a restricted stock award on September 5, 2006, for the following number of shares: 10,000 to Ms. Francis, 40,000 to Mr. Hausmann, 28,000 to Mr. Koopmans, 40,000 to J. Schudt, 32,000 to Mr. Wells, and 25,000 to Mr. Wherfel. These awards vest ratably in five equal annual installments commencing on December 15, 2006.

(2)	Each current non-employee director received a stock option award on September 5, 2006 with an exercise price of $17.62 for the following number of shares: 10,000 to Ms. Francis, 40,000 to Mr. Hausmann, 28,000 to Mr. Koopmans, 40,000 to J. Schudt, 32,000 to Mr. Wells, and 25,000 to Mr. Wherfel. These awards vest ratably in five equal annual installments commencing on December 15, 2006.

(3)	The amounts set forth in the “Stock Awards” column and the “Option Awards” column reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with FAS 123(R). Amounts recognized may vary from individual-to-individual under the rules of FAS 123(R).

(4)	Dr. Cmiel died in 2006. Dr. Cmiel (or his estate) received fees of $27,200 during 2006 in recognition of his service as a director and a member of certain Board committees. Dr. Cmiel’s death occurred before any equity awards were granted under the 2006 EIP.

(5)	Ms. Francis was appointed to the Board of Directors of the Company on September 27, 2006, to fill the vacancy created by the resignation of Patrick I. Hartnett from the Company’s board of directors.

(6)	Mr. Hartnett resigned from the Company’s Board of Directors on September 14, 2006. Mr. Hartnett continues to serve as a member of the Bank’s Board of Directors. Mr. Hartnett received a restricted stock award on September 18, 2006 for 7,000 shares. This award vested during 2006. The amount reflected under “All Other Compensation” represents legal fees paid to Hartnett and Hartnett for legal services provided to the Bank in 2006. Mr. Hartnett and his law firm received $2,861 in legal fees from the Bank in 2006 related to the completion of legal matters that were ongoing following the Board of Directors’ determination that, for reasons related to director independence, no new legal matters would be assigned to Mr. Hartnett or his firm.

(7)	Mr. Schudt received a payment equal to $173,441 upon the termination of the Bank’s deferred compensation plan. This amount represented Mr. Schudt’s elective deferrals of fees due to him in previous years, plus earnings thereon.

(8)	Mr. Wherfel was appointed to the Board of Directors of the Company on May 18, 2006, to fill the vacancy created by the death of Dr. Kenneth Cmiel.

The table below shows each current non-employee director’s outstanding equity awards as of December 31, 2006.

		Option Awards
Name	Stock Awards	Exercisable	Unexercisable
Cassandra J. Francis	8,000	2,000	8,000
John M. Hausmann, C.P.A.	32,000	8,000	32,000
Sherwin R. Koopmans	22,400	5,600	22,400
Joseph A. Schudt	32,000	8,000	32,000
Terry R. Wells	25,600	6,400	25,600
Glen R. Wherfel, C.P.A.	20,000	5,000	20,000

Attendance at Annual Meetings of Stockholders

Although the Company does not have a formal written policy regarding director attendance at annual meetings of stockholders, directors are requested to attend these meetings absent unavoidable scheduling conflicts. All of the Company’s current directors then in office attended the 2006 annual meeting.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any stockholder who wishes to contact our Board of Directors or an individual director may do so by writing to the Board of Directors or the individual director c/o, BankFinancial Corporation, 15W060 North Frontage Road, Burr Ridge, Illinois 60527, Attention: James J. Brennan, Secretary. Each communication received will be reviewed by the Secretary and distributed to the Board of Directors or the individual director, as appropriate, depending on the facts and circumstances outlined in the communication. The Secretary may attempt to handle an inquiry directly or forward a communication to another employee of the Company for response. The Secretary also has the authority not to forward a communication to the Board of Directors or an individual director if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

Transactions with Certain Related Persons

Neither the Bank nor the Company currently extends credit to its executive officers and directors or any organization considered to be a related interest or affiliate under applicable federal law, and no such loans were outstanding as of December 31, 2006. The Bank’s Professional Responsibility Policy provides that no director or officer may provide goods or services to the Bank or an affiliate (which includes the Company) unless approved by the disinterested majority of the Board of Directors after full disclosure and it is determined that the arrangement is fair and appropriate. In addition, all transactions between the Bank or its affiliates and a director or executive officer must be conducted on an arm’s length basis, comply with all applicable laws and regulations and be on terms that are no more favorable to the director or officer than those afforded to similarly situated customers and vendors. Patrick I. Hartnett, a former director of the Company and a current director of the Bank, performed legal services for the Bank during 2006 in connection with various debt collection matters. In 2006, the Board of Directors determined that, for reasons relating to director independence under applicable regulatory standards, the Bank would not engage Mr. Hartnett or his firm to represent the Bank in any new legal matters, and that their legal representation of the Bank would cease upon the completion of matters for which the firm was previously engaged. Legal fees totaling $2,861 were paid to Hartnett and Hartnett during 2006 for legal services performed in connection with the completion of previously assigned legal matters. Neither Mr. Hartnett nor his firm currently provides legal services to the Company or the Bank.

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Company’s Audit Committee has engaged Crowe Chizek to audit the financial statements of the Company for the year ended December 31, 2007, subject to the ratification of the engagement by the Company’s stockholders. A representative of Crowe Chizek is expected to attend the Annual Meeting and will have the opportunity to make a statement, if he or she so desires, as well as to respond to appropriate questions that may be asked by a stockholder. If the appointment of the independent registered public accounting firm is not ratified, the matter of the appointment of the independent registered public accounting firm will be considered by the Company’s Audit Committee.

The Board of Directors recommends a vote “FOR” the ratification of the engagement of Crowe Chizek as our independent registered public accounting firm for the year ending December 31, 2007.

Accounting Fees and Services

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Chizek during the years ended December 31, 2006 and 2005:

Audit Fees. The aggregate fees billed to us by Crowe Chizek for professional services rendered by Crowe Chizek for the audit of our annual financial statements and internal controls, review of the financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by Crowe Chizek in connection with statutory and regulatory filings and engagements were $350,000 and $189,700 during the years ended December 31, 2006 and 2005, respectively.

Audit Related Fees. The aggregate fees billed to us by Crowe Chizek for assurance and related services rendered by Crowe Chizek that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, were $25,925 and $160,316 during the years ended December 31, 2006 and 2005, respectively. The 2006 fees related to services related to the Company’s Dividend Reinvestment Plan, Equity Incentive Plan, ESOP and the Bank’s 401(k) Plan. The 2005 fees related to services provided in conjunction with our mutual-to-stock conversion.

Tax Fees. The aggregate fees billed to us by Crowe Chizek for professional services rendered by Crowe Chizek for tax consultations and tax compliance were $32,800 and $24,700 during the years ended December 31, 2006 and 2005, respectively.

All Other Fees. There were no fees billed to us by Crowe Chizek during the years ended December 31, 2006 and 2005, respectively, that are not described above.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Crowe Chizek, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee pre-approved 100% of the audit related fees and tax fees described above during the years ended December 31, 2006 and 2005.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at BankFinancial Corporation’s executive office, 15W060 North Frontage Road, Burr Ridge, Illinois 60527, no later than 5:00 p.m. Chicago, Illinois Time on January 25, 2008. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company’s Bylaws.

ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED

AT AN ANNUAL MEETING

The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee for election to the Board of Directors, the stockholder must give written notice to the Secretary of the Company not earlier than the 150th day nor later than 5:00 p.m., Chicago, Illinois Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Chicago, Illinois Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must include:

•	As to each individual whom the stockholder proposes to nominate for election or reelection as a director,

•	the name, age, business address and residence address of such individual;

•	the class, series and number of any shares of stock of BankFinancial Corporation that are beneficially owned by such individual;

•	the date such shares were acquired and the investment intent of such acquisition; and

•

all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•

As to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any “Stockholder Associated Person” (as defined in the Company’s Bylaws), individually or in the aggregate, including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom;

•

As to the stockholder giving the notice and any “Stockholder Associated Person” (as defined in the Company’s Bylaws), the class, series and number of all shares of stock of the Company which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person;

•

As to the stockholder giving the notice and any Stockholder Associated Person described above, the name and address of such stockholder, as they appear on the Company’s stock ledger and current name and address, if different, and of such Stockholder Associated Person; and

•

To the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

Nothing in this Proxy Statement shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Advance written notice for certain business, or nominations to the Board of Directors, to be brought before the next annual meeting of stockholders must be given to us no earlier than December 26, 2007 and no later than 5:00 p.m., Chicago, Illinois Time, on January 25, 2008. If notice is received before December 26, 2007 or after 5:00 p.m., Chicago, Illinois Time, on January 25, 2008, it will not be considered timely, and we will not be required to present the matter at the at the next annual meeting of stockholders.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act as determined by a majority vote of those present and voting, or if only one is present and voting, then that one.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. The Company has also made arrangements with Georgeson Shareholder Communications, Inc. to assist it in soliciting proxies and has agreed to pay the firm a fee of $8,500 plus reimbursable out-of-pocket expenses and telephone solicitation fees. In addition to solicitations by mail, directors, officers and regular employees of the Company and its subsidiaries may solicit proxies personally or by telephone without additional compensation.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO BANKFINANCIAL CORPORATION, 15W060 NORTH FRONTAGE ROAD, BURR RIDGE, ILLINOIS 60527, ATTN: JAMES J. BRENNAN, SECRETARY.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ James J. Brennan
James J. Brennan
Secretary

Burr Ridge, Illinois

May 22, 2007

	000004	000000000.000000 ext 000000000.000000 ext
MR A SAMPLE		000000000.000000 ext 000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext 000000000.000000 ext
ADD 1		Electronic Voting Instructions
ADD 2
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 26, 2007.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone

•       Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•       Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

êIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A	Election of Directors
1.	To elect two directors for a three-year term and until their successors are elected and qualify: 01 - John M. Hausmann, C.P.A. 02 - Glen R. Wherfel, C.P.A.

☐	Mark here to vote FOR all nominees
☐	Mark here to WITHHOLD vote from all nominees
		01	02
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐

B	Ratification of Independent Auditor	For	Against	Abstain
2.	To ratify the engagement of Crowe Chizek and Company LLC as the independent registered public accounting firm of the Company for the year ending December 31, 2007.	☐	☐	☐

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof as permitted by law.

C	Authorized Signatures — This section must be completed for your vote to be counted. Date and Sign Below.

The undersigned acknowledge(s) receipt from the Company, prior to the execution of this proxy, of a Notice of the Annual Meeting, a Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If shares are held jointly, each joint holder should sign. A proxy executed by a corporation or other legal entity should be signed in its name by an authorized officer.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

ê IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Proxy — BankFinancial Corporation

Proxy for Annual Meeting of Stockholders

June 26, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF BANKFINANCIAL CORPORATION.

The undersigned, whose signature(s) appear(s) on the reverse side of this proxy, hereby appoint(s) Cassandra J. Francis, Sherwin R. Koopmans, Joseph A. Schudt and Terry R. Wells, and each of them, with full power of substitution, acting by a majority of those present and voting, or if only one is present and voting, then that one, to act as attorneys and proxies for the undersigned to vote all shares of common stock of BankFinancial Corporation (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held on Tuesday, June 26, 2007 at 11:00 a.m., Chicago, Illinois Time, at the Holiday Inn Chicago-Willowbrook, 7800 Kingery Hwy, Willowbrook, Illinois, and any adjournments or postponements thereof, with all the powers the undersigned would possess if present.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR ALL” DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY AND “FOR” THE RATIFICATION OF THE ENGAGEMENT OF CROWE CHIZEK AND COMPANY LLC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY. THE UNDERSIGNED HEREBY REVOKES ANY PROXY OR PROXIES HERETOFORE GIVEN TO VOTE SUCH SHARES AT SAID MEETING OR AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

This proxy continues and must be signed on the reverse side.

Thank you for voting.